Exhibit 21

SUBSIDIARIES OF SAUL CENTERS, INC.

Saul Holdings Limited Partnership

Saul QRS, Inc.

Avenel VI Inc.

Saul Subsidiary I Limited Partnership

Saul Subsidiary II Limited Partnership

Kentlands Lot 1, LLC

Briggs Chaney Plaza, LLC

Saul Monocacy, LLC

Smallwood Village Center, LLC

Westview Village Center, LLC